UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

SRA International, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number

333-83780

Virginia	54-1013306
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4300 Fair Lakes Court, Fairfax, Virginia	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

In connection with the previously announced combination of SRA International, Inc. (“we” or the “Company”) with Computer Sciences Government Services Inc., certain of the Company’s officers expect to participate in Computer Sciences Corporation’s Investor Day meeting on November 5, 2015. In anticipation of this presentation, the Company is making available management’s expectations with respect to certain highlighted items from our anticipated first quarter fiscal 2016 results.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such a filing.

Preliminary Results for the First Quarter of Fiscal 2016

Our anticipated first quarter fiscal 2016 results set forth below are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors. Such preliminary results are subject to the closing of the first quarter of fiscal 2016 and finalization of first quarter financial and accounting procedures (which have yet to be completed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We caution you that the first quarter fiscal 2016 estimates are not guarantees of future performance or outcomes and that actual results may differ materially from those described below. Factors that could cause actual results to differ from those described below are set forth in the “Risk Factors” section of our annual report on Form 10-K (our “Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on August 7, 2015. You should read this information together with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included in our Annual Report. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

Anticipated First Quarter Fiscal 2016 Results

Our financial results for the first quarter of fiscal 2016 are not yet finalized. However, the following information reflects management’s current expectations with respect to our anticipated first quarter fiscal 2016 results.

	Three months ended September 30,
	2014	2015
	(dollars in thousands)
Statement of Operations
Revenue	$338,614	$351,006
Operating income	21,074	20,400
Net loss	(4,158)	(3,942)
Other Financial Data
Adjusted EBITDA(1)	44,096	45,557

(1)	See “Non-GAAP Metrics” below.

Revenue increased 3.7% to $351.0 million in the three months ended September 30, 2015 from $338.6 million in the three months ended September 30, 2014. This increase was primarily driven by the acquisition of substantially all of the Government Services business of Qbase LLC in April 2015.

Adjusted EBITDA increased by 3.3% year-over-year and Adjusted EBITDA margin was 13.0% for the three months ended September 30, 2015. Adjusted EBITDA increased during the first quarter of fiscal 2016 compared to first quarter of fiscal 2015 due to the acquisition of substantially all of the Government Services business of Qbase LLC in April 2015.

As of September 30, 2015
(In millions)
Balance Sheet and Operating Data
Cash and cash equivalents	$69
Total bid pipeline	98,574

	September 30, 2014	September 30, 2015
	(Dollars in millions)
Other Operating Data
Contract backlog (as of period ended)	$3,552	$3,833
Contract awards (three months ended)	453	795
Book-to-bill (three months ended)	1.3	2.3

Backlog represents our estimate of the remaining future revenues from our existing contracts. More specifically, we define backlog as the funded and unfunded orders for services under existing signed contracts, assuming the exercise of all option years relating to those contracts, less the amount of revenue we have previously recognized under those contracts and de-obligations. Backlog includes all contract options that have been priced but not yet funded, and includes an estimate of the contract value under single award indefinite delivery/indefinite quantity, or ID/IQ, contracts against which we expect future task orders to be issued without competition. Backlog does not include any value for the ceiling of multiple award contracts, nor does it include any estimate of future potential delivery orders that might be awarded under multiple award ID/IQ vehicles, government-wide acquisition contracts, or General Services Administration schedule contracts. We define funded backlog to be the portion of backlog for which funding currently is appropriated and obligated to us under a contract or other authorization for payment signed by an authorized purchasing authority. Our contract backlog is $3.8 billion, up 7.9% year-over-year.

Contract awards generally represent the amount of revenue expected to be earned in the future from funded and unfunded contract awards received during the period. Contract awards include both new and recompete contracts. The total value of awards we received during first quarter of fiscal 2016 was $0.8 billion.

Total bid pipeline represents the set of contract opportunities within our addressable market that we are pursuing with an intent to bid.

A key measure of our business growth is the ratio of gross contract awards to revenue recorded in the same period, or the book-to-bill ratio. In order to drive future revenue growth, our goal is for the level of contract awards in a given period to exceed the revenue booked, thus yielding a book-to-bill ratio greater than 1.0. Our book-to-bill ratio for the period ending September 30, 2015, was 2.3.

Non-GAAP Metrics

We use Adjusted EBITDA and Adjusted EBITDA Margin as supplemental measures in the evaluation of our business because we believe they provide a meaningful measure of operational performance by eliminating the effects of period-to-period changes in taxes and interest expense, among other things. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to Net loss or any other performance measures derived in accordance with GAAP. We define Adjusted EBITDA as Net loss plus (i) provision for (benefit from) income taxes, (ii) net interest (income) expense, (iii) depreciation and amortization of property and equipment, and (iv) amortization of intangible assets, or EBITDA, adjusted to exclude certain items that do not relate directly to our ongoing operations or which are non-cash in nature and to include the pro forma impact of acquisitions and cost savings initiatives.

We believe that Adjusted EBITDA is useful to our investors as it is a measure frequently used by securities analysts and investors in their evaluation of companies. Adjusted EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

We also include information concerning Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by revenue. We present Adjusted EBITDA margin because it is used by management as a performance measure to judge the level of Adjusted EBITDA that is generated from our revenue for the applicable period. Since Adjusted EBITDA includes an adjustment for the estimated impact of acquisitions, as permitted by our existing credit agreement, we similarly adjust revenue when calculating Adjusted EBITDA margin by including the estimated impact on revenue of acquisitions as if the businesses had been acquired on the first day of the respective period.

Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

•	Adjusted EBITDA does not reflect certain non-recurring cash expenditures based on the terms of our debt agreement.

The following table sets forth a reconciliation of Adjusted EBITDA to Net loss for the periods presented:

	Three months ended September 30,
	2014	2015
	(dollars in thousands)
Net loss	$(4,158)	$(3,942)
Benefit from income taxes	(2,028)	(2,593)
Interest expense, net	27,260	26,935
Depreciation and amortization of property and equipment	2,435	2,195
Amortization of intangible assets	14,772	11,068
Stock compensation (a)	2,223	1,590
Severance (b)	347	302
Facility exit charge (c)	1,355	(627)
Other, net (d)	1,226	9,215

Subtotal - Adjusted EBITDA before certain items	43,432	44,143
EBITDA impact of cost savings (e)	664	1,414

Adjusted EBITDA	$44,096	$45,557

(a)	Represents the stock compensation expense related to our equity plans. These charges are included in selling, general and administrative (“SG&A”) expenses in our consolidated statement of operations.
(b)	Represents the severance charges incurred to primarily reduce our indirect labor force. These gross charges are included in SG&A expenses in our consolidated statement of operations.
(c)	Represents the facility exit charges related to the exit of underutilized space in certain of our leased facilities. These charges are included in SG&A expenses in our consolidated statement of operations.
(d)	Other, net includes certain items including the following:

	Three months ended September 30,
	2014	2015
Signing and retention bonuses of certain executive officers	$—	$—
Management fees	438	438
Merger and acquisition costs	147	7,739
Loss on sale of receivables	232	117
Facility opening costs	—	812
Other	409	109

Other, net	$1,226	$9,215

(e)	As defined in our existing credit agreement, cost savings represent the impact of quantifiable run-rate cost savings for actions taken or expected to be taken within 12 months of the reporting date as if they had been realized on the first day of the relevant period. Specifically, for the periods presented, the cost savings adjustment represents the estimated impact of actions taken to exit underutilized space in certain of our leased facilities, the run-rate cost savings associated with indirect labor reductions, savings associated with certain fringe benefit changes and cost savings associated with actions to improve the profitability of our contract base.

Cautionary Statement Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our preliminary, anticipated first quarter fiscal 2016 results. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements include the factors listed in the “Risk Factors” section of our Annual Report and our other filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and in some cases can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” and “would” or similar words. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

By:	/s/ David F. Keffer
	Name:	David F. Keffer
	Title:	Executive Vice President and Chief Financial Officer

Date: November 4, 2015